Exhibit 99.1

Digagogo Ventures Corp. Announces the

Appointment of New President Terry Arnold

Detroit, MI, June 26, 2011 -- Digagogo Ventures Corp. ("Digagogo") (OTCBB: DOGO) is pleased to announce the appointment of Mr. Terry Arnold as President of Digagogo, effective July 25, 2011.  Mr. Arnold succeeds Mr. Londe, who will remain as the CEO and Chairman.

Mr. Arnold, who currently serves as a Vice President General Manager of the Impact Television Network and formerly served as Vice Chairman of the Detroit Cable Commission from August 2009 to April 2011, brings with him over 30 years of experience gained from multiple national and multinational management positions.

Fernando Londe, Chairman of the Board of Directors, commented,

“Terry Arnold has a proven record in Communications, Network Optimization and Multi Media platforms, and his focus on process optimization, product and service quality, along with his commitment to Digagogo’s employees, stakeholders and customer satisfaction, uniquely qualify him to lead Digagogo Ventures Corp.’s continuing development.”

Terry Arnold, 52, is a skilled strategist who is known for transforming strategic plans into workable solutions through control processes and setting benchmarks to increase performance against key operational targets/goals.  Terry Arnold plans to manage Digagogo’s policies and procedures and daily operations while developing a strategic plan for growth and expansion.

“I am thrilled to team with this dynamic, forward-thinking innovative group of business professionals. We believe that the Dogonet, DogoPay and DogoSearch platforms will revolutionize Internet connectivity within local communities by more efficiently connecting households and businesses.

Our Company believes that this can be achieved by harnessing the power of local group buying and instantaneous knowledge of supply and demand within that community. With this cutting edge digital business technology, we are sure to break new ground in 2011 and beyond,” said Mr. Arnold.

About Digagogo Ventures Corp.:

The Company is developing a digital sales and distribution network designed to connect households together and enable individuals to buy or sell items within a local community. The Company believes that this can be achieved by harnessing the power of local group buying and instantaneous knowledge of supply and demand within that community, profiting by empowering the local economy

Forward-Looking Statements:

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "optimizing," "potential," "anticipate," "goal," "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Digagogo filings with the Securities and Exchange Commission.

Contact: Investor Relations

investors@digagogo.net

US - 1 800 249 7621

UK - +44 020 3004 8076